EXHIBIT 99.1

FOR IMMEDIATE RELEASE

GENERAL FINANCE CORPORATION DECLARES DIVIDEND OF $2.30 PER SHARE ON ITS 9.00% SERIES C CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

PASADENA, CA – October 17, 2013 – General Finance Corporation (NASDAQ:GFN), the parent company of businesses in the mobile storage, modular space and liquid containment industries (the “Company”), announced today that in accordance with the terms of its 9.00% Series C Cumulative Redeemable Perpetual Preferred Stock (NASDAQ:GFNCP) (the “Series C Preferred Stock”), the Board of Directors has declared a cash dividend of $2.30 per share. The dividend is the second dividend being paid by the Company on its Series C Preferred Stock and is payable with respect to the period commencing on July 31, 2013, and ending on October 30, 2013. This dividend is payable on October 31, 2013 to preferred stockholders of record as of October 30, 2013.

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is the parent company of businesses in the mobile storage, modular space and liquid containment (“portable services”) industries.  Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries.  The Company’s principal operating subsidiaries are majority-owned Royal Wolf Holdings Limited (www.royalwolf.com.au), the leading provider of portable storage solutions in the Asia-Pacific regions of Australia and New Zealand,  wholly-owned Pac-Van, Inc. (www.pacvan.com), a prominent regional provider of portable storage, office and liquid storage tank containers, mobile offices and modular buildings in North America, and 90%-owned Southern Frac, LLC (www.southernfrac.com), a domestic manufacturer of portable liquid storage tank containers.   Royal Wolf’s shares trade on the Australian Securities Exchange under the symbol RWH.

Investor/Media Contact

Larry Clark
Financial Profiles, Inc.
310-478-2700 ext. 29